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                                                                    Exhibit A-19


                            CERTIFICATE OF AMENDMENT
                                STOCK CORPORATION

                        Office of the Secretary of State
  30 Trinity Street / P.O. Box 150470 / Hartford, CT 06115-0470 / Rev. 12/1999



1.       NAME OF THE CORPORATION:

                  Alert, Inc.

2.       THE CERTIFICATE OF INCORPORATION IS

                  _x_ A. AMENDED
                  ___ B. AMENDED AND RESTATED.
                  ___ C. RESTATED

3.       TEXT OF EACH AMENDMENT / RESTATEMENT:

                  FIRST. The name of the corporation is EnergyUSA Mechanical, Inc.

4.       VOTE INFORMATION (check A., B., C.):

                  _x_ A. The resolution was approved by shareholders as follows:

         (set forth all voting information required by Conn. Gen. Stat. Section 33-800 as amended in the space provided below)

         By written consent of the sole shareholder. All shares voted in favor of the resolution.

                  ___ B. The amendment was adopted by the board of directors without shareholder action. No shareholder vote was required for adoption.

                  ___ C. The amendment was adopted by the incorporators without shareholder action. No shareholder vote was required for adoption.


5.       EXECUTION:

Dated this 30th day of April, 2001.

Gary W. Pottorff, Secretary